Exhibit 99.2

Company Contacts:

Michael McConnell

Chief Financial Officer

503-469-4652

mmcconnell@digimarc.com

Scott Liolios or Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

dmrc@liolios.com

FOR IMMEDIATE RELEASE

Digimarc Declares $0.11 per Share Quarterly Cash Dividend

Beaverton, Ore. — July 25, 2013 — Digimarc Corporation (NASDAQ: DMRC) declared a quarterly dividend of $0.11 per share on the outstanding common shares. The dividend is payable on August 12, 2013 to shareholders of record at the close of business on August 5, 2013. The aggregate amount of the quarterly dividend payment is expected to be $0.8 million.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading innovator and provider of enabling technologies that create digital identities for all forms of media and many everyday objects. The embedded digital IDs are imperceptible to humans, but not to computers, networks and devices like mobile phones, which can now use cameras and microphones as sensory inputs to “see, hear and understand” the world around them within the context of their environment. Digimarc has built an extensive intellectual property portfolio with patents in digital watermarking, content identification and management, media and object discovery to enable ubiquitous computing, and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries. For more information, visit www.digimarc.com.

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